Exhibit 10.1

Description of 2008 Annual Incentive Bonus Performance Measure

The 2008 annual incentive bonuses for the executive officers of the RadioShack will be based on the following performance measure established in accordance with the Compensation Plan and the Bonus Plan:

100% of the base performance measure is based on achievement of RadioShack’s EBITDA target.

No payment to any executive officer of the annual incentive bonus will occur unless 85% of the EBITDA target is achieved by RadioShack (the “Threshold Amount”).

In addition to the foregoing bonus, if the Threshold Amount is achieved, an annual incentive bonus will be paid if RadioShack exceeds the sales target for 2008 established by the Compensation Committee.

The actual amounts payable, if any, pursuant to the overall 2008 annual incentive bonus plan can range from 25% to 200% of the target amounts, depending on the extent to which performance under the foregoing criteria meets, exceeds or is below the target.